Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Sound Advice, Inc.:

We consent to inclusion of our report dated March 29, 2001, with respect to the consolidated balance sheets of Sound Advice, Inc. and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2001, which report appears in the Form 8-K of Tweeter Home Entertainment Group, Inc. dated August 9, 2001.

/s/ KPMG LLP

Fort Lauderdale, Florida
August 9, 2001